UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 14, 2015

MACQUARIE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 West 55th Street

New York, NY 10019

(Address of Principal Executive Offices/Zip Code)

(212) 231-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Macquarie Infrastructure Corporation (the “Company”), MIC Ohana Corporation, a wholly owned subsidiary of the Company (“MIC Ohana”) and Macquarie Infrastructure Management (USA) Inc. (the “Manager”) entered into a Memorandum of Agreement (the “MOA”), dated July 14, 2015, with respect to the settlement of the performance fee for the fiscal quarter ended June 30, 2015 (the “2nd Quarter 2015 Performance Fee”) payable by the Company to the Manager pursuant to the terms of that certain Management Services Agreement, dated May 21, 2015, among the Company, MIC Ohana and the Manager (the “MSA”). The Board of Directors of the Company requested, and the Manager agreed, that the Company will pay to the Manager 50% of the 2nd Quarter 2015 Performance Fee ($67.8 million) in cash on the date that such fee is required to be paid pursuant to the terms of the MSA. Payment of the remaining 50% of the 2nd Quarter 2015 Performance fee ($67.8 million) (the “Remaining Amount”) will be deferred for one year and will be paid by the Company to the Manager on the date that the performance fee for the fiscal quarter ending June 30, 2016, if any, would be required to be paid pursuant to the terms of the MSA. The Remaining Amount will be reinvested by the Manager in shares of the Company’s common stock as contemplated by the MSA, using the volume weighted average trading price of the Company’s common stock at which a performance fee for the fiscal quarter ending June 30, 2016, if any, would be reinvested. The MOA further provides that all other terms and provisions of the MSA shall remain in full force and effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE CORPORATION

Date: July 14, 2015	By:	/s/ James Hooke
	Name:	James Hooke
	Title:	Chief Executive Officer